Exhibi 4.5

[*] Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

AMENDMENT NO. 1 TO LICENSE AGREEMENT

THIS AMENDMENT NO. 1 (“Amendment”) is entered into effective as of June 18th, 2018 (the “Amendment Effective Date”) by and between BioLineRx Ltd. (“BioLine”) and Wartner Europe BV (“Perrigo”).

PREFACE:

A.	BioLine and Perrigo entered into a License Agreement dated as of December 22, 2014 (the “Agreement”).

B.	The Parties now wish to amend certain provisions of the Agreement.

Now therefore, the Parties hereby agree as follows:

1.	Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.1	a.	With respect to the Licensed Products referred to in Section 7.2, in consideration for the exclusive license granted to Licensee under Section 2.1, for each Licensed Product unit sold by Licensee and its Sublicensees in a given calendar quarter, Licensee will pay Licensor an amount equal to [*].

b.	For the purpose of this Agreement, [*].

2.	Subsections (a) and (b) of Section 3.2 are hereby deleted in their entirety and replaced with the following: [*]

3.	Section 3.3 is hereby deleted in its entirety and not replaced.

4.	(a)	In Section 4.1, the sentence “Licensor has the right to examine Records that were created within five (5) years of the date of Licensor’s request” is hereby amended to read “Licensor has the right to examine Records that were created within seven (7) years of the date of Licensor’s request.”

(b)	In Section 4.2, the reference to “five (5) years” in the second line is hereby amended to “seven (7) years.”

5.	In Section 7.2(a), [*]

6.
Following the Amendment Effective Date, if Perrigo desires to add one or more countries to the Territory, it shall notify BioLine of such desire, and the Parties shall negotiate in good faith as to whether and on what terms such country(ies) will be added to the Territory.

7.
Capitalized terms used but not defined herein shall have the meanings set out in the Agreement.  Except as otherwise specifically agreed in this Amendment, the existing terms of the Agreement shall remain in full force and effect.

8.	This Amendment shall be binding upon the parties once executed by all parties and shall enter into force and become effective as of the Amendment Effective Date first written above.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

BioLineRx Ltd.	Wartner Europe BV
By:/s/ Philip Serlin	By:/s/ Christophe Van Damme
Name: Philip Serlin	Name: Christophe Van Damme
Title: Chief Executive Officer	Title: Director